THE MARCUS CORPORATION REPORTS INCREASED FOURTH QUARTER AND FISCAL 2012 RESULTS

Revenues up 9.8% and net earnings up 67.7% for the year; both divisions contribute to the improvement

Milwaukee, Wis., July 26, 2012….. The Marcus Corporation (NYSE: MCS) today reported record revenues and increased earnings for the fourth quarter and fiscal year ended May 31, 2012. Revenues and operating income were up for both Marcus Theatres® and Marcus® Hotels & Resorts for the fourth quarter and full year.

Fourth Quarter Fiscal 2012 Highlights

•	Total revenues for the fourth quarter of fiscal 2012 were $107,845,000, a 16.8% increase from revenues of $92,316,000 for the fourth quarter of fiscal 2011.
•	Operating income was $12,831,000 for the fourth quarter of fiscal 2012, a 49.6% increase from operating income of $8,576,000 for the same period in the prior year.
•	Net earnings were $6,699,000, or $0.23 per diluted common share, for the fourth quarter of fiscal 2012, a 92.3% increase from net earnings of $3,483,000, or $0.12 per diluted common share, for the fourth quarter of fiscal 2011.

Full Year Fiscal 2012 Highlights

•	Total revenues for fiscal 2012 were $413,898,000, a 9.8% increase from revenues of $377,004,000 for fiscal 2011.
•	Operating income was $46,515,000 for fiscal 2012, a 38.9% increase from operating income of $33,497,000 for fiscal 2011.
•	Net earnings were $22,734,000, or $0.78 per diluted common share, for fiscal 2012, a 67.7% increase from net earnings of $13,558,000, or $0.46 per diluted common share, for fiscal 2011.

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“This was an excellent year for The Marcus Corporation, with revenues reaching record levels. A steady stream of good films and continued improvement in the lodging industry enabled both divisions to contribute to a strong fourth quarter and fiscal 2012,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. He noted that results for the fourth quarter and fiscal 2012 benefited from an additional week, which included the busy Memorial Day holiday weekend.

Marcus Theatres®

“Marcus Theatres achieved a record fourth quarter and a record year. Revenues increased 20.5% in the fourth quarter and 9.9% for the year, and operating income was up 37.5% in the fourth quarter and 26.2% for the year. This strong performance was due to a solid film slate throughout the year, a 15.9% increase in annual concession revenues and the additional week of operations,” said Marcus.

“Fiscal 2012 ended on a high note, with our two top-performing films for the year – The Avengers (3D) and The Hunger Games – playing during the fourth quarter,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres. “For the full year, the top films were The Avengers (3D), The Hunger Games, Harry Potter and the Deathly Hallows: Part 2 (3D), Transformers: Dark of the Moon (3D) and The Twilight Saga: Breaking Dawn – Part 1.”

“Films that have performed well so far in our first quarter include Madagascar 3 (3D), Brave (3D), Ted, The Amazing Spider-Man (3D) and Ice Age: Continental Drift (3D). Potential hits opening in the coming weeks include The Watch, Total Recall, The Bourne Legacy and The Expendables 2,” said Olson. He noted that last year’s first quarter included the Memorial Day weekend, which the company does not have this year because fiscal 2012 was a 53-week year.

“The Dark Knight Rises performed very well this past weekend, particularly in light of the recent tragedy in Aurora, Col. Our thoughts and prayers continue to be with the victims, their families, the associates at the Century Theater and the Aurora community. The safety and security of our guests and associates is always a priority concern. We are taking appropriate measures to have our security precautions in place today and every day,” said Olson.

Olson noted that the company recently opened its 14th UltraScreen® auditorium adjacent to its Duluth Cinema in Duluth, Minn. “The nearly 70-foot-wide premium large-screen auditorium was created

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within a former OMNIMAX® Theatre structure. The new UltraScreen auditorium features D-BOX MFX motion seat technology in 29 of the auditorium’s 244 seats – the first motion seat systems in our circuit. We also added a new Take Five Lounge and remodeled the cinema’s lobby, entrance and box office,” he said.

In addition to adding screens and enhancing its existing theatres, the division also continues to expand its food and beverage concepts. The newest addition, the company’s third full-service Zaffiro’s Pizzeria & Bar located at the Ridge Cinema in New Berlin,Wis., is scheduled to open in early August.

Marcus® Hotels & Resorts

Fiscal 2012 was another year of significant improvement for Marcus Hotels & Resorts. Revenue per available room (RevPAR) increased 9.3% for the fourth quarter and 9.5% for the full year, driven by strong occupancy and continued improvement in the average daily rate (ADR). Operating income more than doubled in the fourth quarter compared to last year and was up 88.2% for the full year. All eight company-owned hotels contributed to the year-over-year increases in revenues and operating income.

“Our average daily rate increased 4.8% in the fourth quarter and 5.2% for the full year. This was the sixth consecutive quarter of increased ADR. The fact that the average daily rate contributed a larger percentage of our RevPAR increase than occupancy was a very positive development. We also continued to outperform our lodging-industry peer group,” said Marcus. “It is important to note that our ADR is still not back to where it was prior to the recession, but we are encouraged by the continued improvement in the lodging industry.”

“Our intensive development efforts are beginning to bear fruit. We have a number of potential growth opportunities in the pipeline and hope to make announcements regarding these opportunities in the near future. With our seasoned development team and ability to act as an investment fund sponsor, joint venture partner or sole investor, we are well positioned to grow our hotel business,” said Marcus.

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He added that the division continues to reinvest in its properties. During fiscal 2012, renovation projects were completed at the Hilton Madison in Madison,Wis. and at the Hotel Phillips in Kansas City, Mo. A major project is nearing completion at the Hilton Milwaukee, where the lobby lounge is being restored to its original art-deco style grandeur and enhanced with seating areas, work-stations and a media center. Enhancements and new guest amenities are also planned for The Pfister Hotel in Milwaukee,Wis. during the current fiscal year as the property celebrates 50 years of Marcus Corporation ownership.

Summary

“Our company remains financially strong. We ended fiscal 2012 with a debt-to-total capitalization ratio of 37% and we currently have approximately $118 million available under our existing credit lines. We repurchased 516,000 shares of our common stock in the fourth quarter and a total of 1,077,000 shares in fiscal 2012. Our board recently authorized the repurchase of up to an additional 2,000,000 shares of our common stock. With our strong cash flow and balance sheet, we believe that when timing and market conditions are appropriate, we will be able to repurchase shares to enhance shareholder value while at the same time continuing to invest in our businesses to facilitate our growth,” said Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, July 26, 2012, at 10:30 a.m. Central/11:30 a.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-597-5312 and entering the passcode 85240861. Listeners should dial in to the call at least 5 - 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, August 2, 2012, by dialing 1-888-286-8010 and entering the passcode 37824438. The Webcast of the conference call will be archived on the company’s Web site until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus

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Corporation’s theatre division, Marcus Theatres®, currently owns or manages 695 screens at 56 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns or manages 18 hotels, resorts and other properties in nine states. For more information, visit the company’s web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(In thousands, except per share data)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	May 31,	May 26,	May 31,	May 26,
	2012	2011	2012	2011

Revenues:
Theatre admissions	$37,587	$31,485	$142,103	$132,543
Rooms	24,653	21,079	94,890	85,306
Theatre concessions	19,842	16,240	74,478	64,275
Food and beverage	13,550	12,174	54,465	49,880
Other revenues	12,213	11,338	47,962	45,000
Total revenues	107,845	92,316	413,898	377,004

Costs and expenses:
Theatre operations	31,333	26,612	119,009	113,391
Rooms	9,480	8,305	35,896	33,103
Theatre concessions	4,793	3,919	18,447	15,817
Food and beverage	10,402	9,524	41,022	38,140
Advertising and marketing	5,836	4,921	22,551	20,666
Administrative	11,739	9,488	43,825	38,681
Depreciation and amortization	8,416	8,377	34,525	33,523
Rent	2,065	2,076	8,247	8,328
Property taxes	3,347	2,905	13,106	12,882
Other operating expenses	7,603	7,613	30,755	28,976
Total costs and expenses	95,014	83,740	367,383	343,507

Operating income	12,831	8,576	46,515	33,497

Other income (expense):
Investment income (loss)	898	168	1,155	(365)
Interest expense	(2,298)	(2,540)	(9,272)	(10,362)
Gain (loss) on disposition of property, equipment and other assets	161	(516)	(759)	(1,502)
Equity earnings (losses) from unconsolidated joint ventures, net	10	(130)	(200)	545
	(1,229)	(3,018)	(9,076)	(11,684)

Earnings before income taxes	11,602	5,558	37,439	21,813
Income taxes	4,903	2,075	14,705	8,255
Net earnings	$6,699	$3,483	$22,734	$13,558

Net earnings per common share - diluted:	$0.23	$0.12	$0.78	$0.46

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	May 31,	May 26,
	2012	2011

Assets:
Cash and cash equivalents	$12,402	$8,890
Accounts and notes receivable	8,467	8,083
Refundable income taxes	2,950	2,629
Deferred income taxes	2,797	2,512
Other current assets	7,020	10,043
Property and equipment, net	614,645	577,697
Other assets	84,730	84,592

Total Assets	$733,011	$694,446

Liabilities and Shareholders' Equity:
Accounts and notes payable	$18,945	$20,942
Taxes other than income taxes	13,110	12,240
Other current liabilities	37,102	32,242
Current portion of capital lease obligation	4,189	-
Current maturities of long-term debt	97,918	17,770
Capital lease obligation	31,489	-
Long-term debt	106,276	197,232
Deferred income taxes	44,372	44,125
Deferred compensation and other	35,821	30,415
Shareholders' equity	343,789	339,480

Total Liabilities and Shareholders' Equity	$733,011	$694,446

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/Resorts	Corporate Items	Total

14 Weeks Ended May 31, 2012
Revenues	$60,767	$46,834	$244	$107,845
Operating income (loss)	13,625	2,727	(3,521)	12,831
Depreciation and amortization	4,269	4,021	126	8,416

13 Weeks Ended May 26, 2011
Revenues	$50,447	$41,611	$258	$92,316
Operating income (loss)	9,911	1,320	(2,655)	8,576
Depreciation and amortization	4,243	4,002	132	8,377

53 Weeks Ended May 31, 2012
Revenues	$227,914	$185,177	$807	$413,898
Operating income (loss)	47,065	12,706	(13,256)	46,515
Depreciation and amortization	18,189	15,837	499	34,525

52 Weeks Ended May 26, 2011
Revenues	$207,349	$168,727	$928	$377,004
Operating income (loss)	37,300	6,753	(10,556)	33,497
Depreciation and amortization	17,066	15,921	536	33,523

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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